Exhibit 10.24

AMPHENOL CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

(Amended and Restated Effective January 1, 2009)

AMPHENOL CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

PREAMBLE

Amphenol Corporation (“Amphenol”) formally adopted a Supplemental Employee Retirement Plan, effective January 25, 1996, for a select group of senior management personnel of Amphenol and its Affiliated Companies to insure that the overall effectiveness of the executive compensation and retirement programs of Amphenol and its Affiliated Companies will attract, retain and motivate qualified senior management personnel.  The Supplemental Employee Retirement Plan has been amended from time to time, and is being amended and restated, effective January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance issued thereunder.

Section I.  Definitions.

When used herein the following words shall have the meanings below unless the context clearly indicates otherwise.  To the extent additional definitions of words or terms (not defined below) are necessary or helpful, the definitions of such words or terms in the Basic Retirement Plans shall apply unless the context clearly indicates otherwise.

1.1                               “Affiliated Company” means any trade or business entity, or predecessor company of such entity, if any, which is a member of a controlled group of corporations as defined under the Internal Revenue Code Section 414, of which Amphenol is also a member.

1.2                               “Basic Retirement Plan” means any defined benefit pension plan intended to be qualified under Section 401 of the Code, sponsored by Amphenol Corporation or any Affiliated Company, as amended from time to time.

1.3                               “Basic Retirement Plan Benefit” means the annual benefit to which a Participant is entitled from the Basic Retirement Plan.

1.4                               “Benefit Commencement Date” means the date on which a Participant’s benefits under the Plan commence.

1.5                               “Company” means Amphenol Corporation and its subsidiaries and any successors thereto.

1.6                               “Compensation” means the Participant’s Compensation as defined in the Basic Retirement Plan.

1.7                             “Code” means the Internal Revenue Code of 1986, as amended.

1.8                             “Participant” means any employee of the Company who meets the eligibility requirements of Section II and who is designated and approved as set forth in Section II.

1.9                               “Pension Committee” means the Pension Committee as designated by the Board of Directors, from time to time, or if none, the Board of Directors of the Company.

1.10                        “Plan” means the Amphenol Corporation Supplemental Employee Retirement Plan.

1.11                        “Retirement Date” means a Participant’s Normal Retirement Date, Early Retirement Date or Late Retirement Date as the context may indicate and as defined in Section III of the Plan.

1.12                        “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance issued thereunder.

1.13                        “Supplemental Retirement Plan Benefit” means the annual benefit payable in accordance with the Plan.

1.14                        “Surviving Spouse” means the spouse of the Participant who is legally married to the Participant, and is not legally separated or divorced from the Participant, and with respect to an active Participant, has been so married for a period of not less than 12 months as of the Annuity Starting Date or death of the Participant.

1.15                        “Years of Service” means the Participant’s Years of Accrual Service as defined in and accrued under the Basic Retirement Plan.

Section II.  Eligibility to Participate.

2.1.                            Eligibility.

(a)                                  General.  Each senior management employee of the Company shall be eligible to become a Participant in the Plan but shall only become a Participant upon such employee being designated as a Participant by the Pension Committee in writing and provided further that at the time of such designation and approval the employee is a Participant in a Basic Retirement Plan. Notwithstanding the preceding sentence, effective January 1, 2000, any employee of the Company who is actively employed and a Participant in the Basic Retirement Plan, and whose benefit under the Basic Retirement Plan has been limited by the application of Section 401(a)(17) or Section 415 of the Code, shall be eligible to become a Participant in the Plan; provided, however, that any employee of the Company shall only become a Participant eligible for a benefit determined pursuant to Section 3.2(a)(iii) upon such employee being designated in writing by the Pension Committee as a Participant with respect to that portion of the Plan.

(b)                                  January 1, 2007 Basic Retirement Plan Freeze.  No salaried employee shall become a participant in the Basic Retirement Plan after December 31, 2006.  An inactive participant in the Basic Retirement Plan who is reemployed by the Company or a participating employer under the Basic Retirement Plan as a salaried employee after December 31, 2006 shall not resume participation in the Basic Retirement Plan or this Plan.

2.2.                            Cessation of Eligibility.  Once an employee becomes a Participant, he or she shall remain a Participant until his or her termination of employment with the Company and thereafter until all benefits to which the Participant or the Participant’s Surviving Spouse is entitled under the Plan have been paid; provided, however, that if a Participant ceases to be a Participant in a Basic Retirement Plan prior to the first to occur of his or her Retirement Date and the date of his or her termination of employment with the Company, he or she shall cease to be a Participant hereunder on the date he or she ceases to be a Participant in a Basic Retirement Plan.

Section III.  Eligibility, Amount, Form and Commencement of Benefits.

3.1                               Eligibility.  Each Participant who satisfies the vesting requirements under a Basic Retirement Plan shall be eligible to receive a benefit from the Plan.

3.2                               Retirement Benefits.  The Supplemental Retirement Plan Benefit payable to a Participant as of the Benefit Commencement Date shall be calculated as: an annual benefit, payable in the Normal Form provided under the Basic Retirement Plan, equal to (a) less (b):

(a)                                  is the annual benefit which is derived from Employer and Employee contributions, if any, payable to the Participant or Participant’s Surviving Spouse or other applicable beneficiary, if any, under the Basic Retirement Plan as of the Participant’s Benefit Commencement Date, such benefit to be calculated:

(i)                                     as if the compensation limitation imposed to determine benefits by Section 401(a)(17) of the Code was $500,000 for Plan Years prior to 2007, and 3.33 multiplied by the Section 401(a)(17) limitation for the applicable Plan Year for 2007 and subsequent Plan Years;

(ii)                                  without regard to any limitations under Code Section 415; and

(iii)                               for a Participant who receives a portion of his or her remuneration from the Employer or a Participating Employer under the Basic Retirement Plan and a portion from a Foreign Subsidiary (that is not a Participating Employer in the Basic Retirement Plan), as if the definition of compensation under the Basic Retirement Plan includes compensation paid, on or after January 1, 2004, by such Foreign Subsidiary; provided, however, that such Participant is not eligible to participate in a plan of deferred compensation provided by such Foreign Subsidiary, or any person or corporation other than the Employer, with respect to such remuneration; and

(b)                                 is the annual benefit which is derived from Employer and Employee contributions, if any, and which would be payable to the Participant or the Participant’s Surviving Spouse or other applicable beneficiary, if any, under the Basic Retirement Plan if benefits commenced under that plan on the Participant’s Benefit Commencement Date under this Plan.

No benefit shall be payable under this Plan to a Participant or Surviving Spouse, or other beneficiary unless a benefit is or will be payable to such Participant, Surviving Spouse or beneficiary under the Basic Retirement Plan.  The calculation of the Supplemental Retirement Plan Benefit shall be done by Amphenol in consultation with the consulting actuary for the Company’s Basic Retirement Plans.  The benefits so determined and the interpretation of Amphenol based upon such actuarial input shall be final and binding on the Company, the Participant and the Participant’s Surviving Spouse or other applicable beneficiary, if any.

3.3                               Death Prior to Benefit Commencement.  If a Participant dies prior to his or her Benefit Commencement Date, his or her Surviving Spouse, if any, shall be entitled to a Supplemental Retirement Plan Benefit equal to the death benefit payable to the Surviving Spouse calculated in accordance with Section 3.2 above, and payable in the form of a life annuity for the life of the Surviving Spouse.  Said death benefit shall be payable commencing upon the later of: the first day of the month immediately following death or the earliest date retirement benefits could have been paid to the Participant under the Basic Retirement Plan as in effect on December 31, 2008 if he or she had ceased to be an Employee on the date of his or her death and survived to such date.

3.4                               Disability Prior to Termination of Employment.  If a Participant becomes Disabled, as defined below, prior to his or her termination of employment, he or she shall be entitled to a Supplemental Retirement Plan Benefit equal to the disability benefit payable under the Basic Retirement Plan calculated in accordance with Section 3.2 above.  In accordance with Sections 4.1 and 4.2, the Supplemental Retirement Plan Benefit shall be payable in the form of a life annuity, the actual type of which shall be elected by the Participant from the options available under the Basic Retirement Plan prior to the date payments commence, and shall commence on the first day of the month following the date on which a Participant attains age 65.  For purposes of this Section, a Participant is Disabled, in accordance with Section 409A, when, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, he or she receives income replacement benefits for a period of 6 months under an accident and health plan covering employees of Amphenol.  If a participant incurs a disability that does not constitute a Disability as set forth in the preceding sentence, Supplemental Retirement Plan Benefits shall not commence pursuant to this Section.

3.5                               Change in Control.  Upon a Change in Control, as defined below and in accordance with Section 409A, notwithstanding any provision of this Plan to the contrary, Participants shall be 100% vested.  A Participant who did not reach his or her Benefit Commencement Date prior to the Change in Control shall receive his or her Supplemental Retirement Plan Benefit, calculated in accordance with Section 3.2 based upon his or her Years of Service and Compensation as of the date of the Change in Control, in an immediate lump sum that shall be actuarially equivalent, using the actuarial assumptions in the Basic Retirement Plan but without adjustment pursuant to Code Section 417(e)(3)(D), to the annuity calculated under 3.2 above.

A Change in Control shall be considered to have occurred only if the circumstances satisfy one of the following, which shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5) (except to the extent that such regulations are superseded by subsequent guidance under Section 409A):

(I)                                    Change in the ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(II)                                Change in the effective control of the Company.  A change in the effective control of the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Company’s Board of Directors prior to the date of the appointment or election.

(III)                            Change in the ownership of a substantial portion of the Company’s assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

3.6                               Termination of Employment.  If a vested Participant’s employment with the Company is terminated prior to attaining Early Retirement Age, the Participant and his or her Surviving Spouse or beneficiary shall have a right to receive deferred Supplemental Plan Benefits, subject to Section 6.1 hereof.

Section IV.  Form and Commencement of Benefits to a Participant (General).

4.1                               Form of Benefits.  Except as provided in Section 3.5, Supplemental Retirement Plan Benefits payable to a Participant pursuant to Section III will be payable in the form of a life annuity, the actual type of which shall be elected by the Participant from the options available under the Basic Retirement Plan, prior to the date of payment, provided that (i) each such annuity form is actuarially equivalent to each other form of annuity that can be chosen under this Plan by the Participant, using the same equivalencies as set forth in the Basic Retirement Plan provided said actuarial assumptions and methods shall at all times be applied consistently and be reasonable, (ii) each such form of annuity must have the same initial payment date, and (iii) the Plan has otherwise complied with the requirements of IRS Regulation 1.409A-2(b)(2)(ii).

4.2                               Commencement of Benefits.  Supplemental Retirement Plan Benefits payable under this Plan to a Participant pursuant to Section III will commence on the first day of the month following the earlier of: (a) a Change in Control, or (b) the later of the Participant’s: (i) termination from employment or (ii) attainment of the earliest retirement age under the Basic Retirement Plan as in effect on December 31, 2008; provided, however, if the Participant becomes Disabled prior to termination of employment his or her benefit shall commence upon the first day of the month following his or her 65th birthday.  Notwithstanding the preceding, Supplemental Retirement Plan Benefits payable to a Specified Employee upon his or her termination of employment shall be delayed as set forth in Section 6.13.  In the event of any commencement of benefits prior to Normal Retirement Date, such benefits shall be subject to the same actuarial adjustment for early commencement, if any, as are made for benefits under the Basic Retirement Plan.

4.3                               Acceleration/Commutation of Benefits.  Except as may be permitted under Section 409A, or otherwise applicable law, payment of Supplemental Retirement Plan Benefits shall not be accelerated.  Notwithstanding anything herein to the contrary, the Company may, in its discretion, automatically pay out a Participant’s vested Supplemental Retirement Plan Benefit in a lump sum, provided that such payment satisfies the requirements in (I) through (III) below:

(I)                                    Such payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan (as defined in Reg. Section 1.409A-1(c)(2)), including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Reg. Section 409A-1(c)(2);

(II)                                Such payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B); and

(III)                            Such exercise of the Company’s discretion is evidenced in writing no later than the date of such payment.

Section V.  Amendment and Termination.

5.1                               Amendment or Termination.  Amphenol intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of Amphenol, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution by the Board of Directors of Amphenol which shall be effective on the date of such resolution.  No amendment or termination of the Plan shall directly or indirectly deprive any Participant, Surviving Spouse or beneficiary of all or any portion of any Supplemental Retirement Plan Benefit which has commenced prior to the effective date of the resolution amending or terminating the Plan nor any benefit accrued prior to the effective date of a resolution amending or terminating the Plan.

5.2                               Termination Benefits.  In the event of termination of the Plan or a Participant’s participation in the Plan, each actively employed or disabled Participant on the termination date shall become vested in his or her accrued Supplemental Retirement Plan Benefit as of the termination date.  Such accrued Supplemental Retirement Plan Benefit shall be calculated as set forth in paragraph 3.2 above based upon the Participant’s Years of Accrual Service, Compensation and Basic Retirement Plan Benefit, as of the termination date.  For purposes of determining a Participant’s accrued Supplemental Retirement Plan Benefit pursuant to this paragraph, the Participant’s Basic Retirement Plan Benefit shall be his or her then accrued benefits from the Basic Retirement Plan payable at Normal Retirement Age.  Payment of a Participant’s accrued Supplemental Retirement Plan Benefit shall not be dependent upon the continuation of employment with the Company following the Plan termination date.  Accrued Supplement Retirement Plan Benefits shall become payable at the date for commencement of payment of a Supplemental Retirement Plan Benefit pursuant to the terms of paragraph 4.2 above.

5.3                               Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of Amphenol or by the merger or the consolidation of Amphenol into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of paragraph 5.1 and 5.2.

Section VI.  Miscellaneous.

6.1                               Forfeiture of Benefit.  Notwithstanding any other provision of the Plan, future payment of a Supplemental Retirement Plan Benefit hereunder to a Participant, Surviving Spouse or beneficiary will, at the discretion of the Retirement Committee, be discontinued and forfeited hereunder to the Participant, Surviving Spouse or beneficiary, at any time if any of the following circumstances occur:

(a)                                  the Participant engages in activities deemed competitive with and/or materially detrimental to the Company following his or her termination of employment with the Company;

(b)                                 the Participant performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, and such acts are discovered by the Company at any time prior to the death of the Participant.

The Pension Committee shall have the sole and unlimited discretion with respect to the application and the provisions of this Section and the exercise of discretion shall be conclusive and binding upon the Participant, Surviving Spouse and beneficiary and all other persons.

6.2                               No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the employ or service of the Company nor limit the rights of the Company to discharge or otherwise deal with Participants without regard to the existence of the Plan.

6.3                               Funding.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder.  Nothing in this Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust fund of any kind. Any funds which may be set aside to provide for benefits hereunder shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall have any interest in such funds.  No Participant, Surviving Spouse, beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right or prospective right to receive a benefit under the Plan, and any such Participant, Surviving Spouse, beneficiary or other person shall only have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.  Nothing contained in this Plan shall constitute a guarantee by the Company or any officer or other member or other entity or member of the control group or other persons associated with the Company that the assets of the Company will be sufficient to pay any benefit hereunder.

6.4                               Spendthrift.  No benefit payable under the Plan shall be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be null and void; and the Company shall not be liable in any manner for or subject to the debt, contracts, liabilities, engagement or torts of any person entitled to any benefit under the Plan.

6.5                               Administration.  The Pension Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.  All provisions set forth in the Basic Retirement Plans with respect with the administrative powers and duties of the Pension Committee, expenses of administration and the procedure for filing claims and review of claims shall be also applicable with respect to this Plan.  The Pension Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, personnel files, records, benefit calculations and other information furnished by any actuary, accountant, Controller, legal counsel or the person employed by or engaged by the Company with respect to the Plan.

6.6                               Disclosure.  Each Participant shall receive a copy of the Plan and the Pension Committee will make available for inspection by any Participant, Surviving Spouse or beneficiary, a copy of any rules and regulations adopted by the Pension Committee or administrator of the Plan as well as make available any annual reports filed by the Plan.

6.7                               Applicable Law.  The Plan is established under and will be constructed according to the Internal Revenue Code of 1986, as amended, and valid regulations issued thereunder, and the laws of the State of Connecticut, to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended, and valid regulations published thereunder.  Each Participant hereof consents and submits to the jurisdiction of the state or federal court situated in the State of Connecticut in any action or proceeding arising out of or relating to this Plan, and agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such courts.

6.8                               Incapacity.  In the event a Participant, Surviving Spouse or beneficiary is declared incompetent and a conservator of the person legally charged with the care of his or her person or his or her estate is appointed, any benefits under this Plan to which the Participant, Surviving Spouse or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of the person or his or her estate.  Except as provided above in this paragraph when the Pension Committee in its sole discretion determines that a Participant, Surviving Spouse or beneficiary is unable to manage his or her financial affairs, the Retirement Committee may direct the Company to make such distributions to any person for the benefit of such Participant, Surviving Spouse or beneficiary.

6.9                               Unclaimed Benefit.  Each Participant shall keep the Company or the Pension Committee informed of his or her current address and the current address of his or her spouse or beneficiary.  The Pension Committee shall not be obliged to search for the whereabouts of any person.  If the location of a Participant, Surviving Spouse, or other beneficiary is not made known to the Pension Committee within seventy-five (75) days after the date which any payment of the Supplemental Retirement Plan Benefit is due to be made, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, Surviving Spouse, beneficiary or any other person and such benefit shall be irrevocably forfeited.

6.10                        Limitation or Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an Employee, agent, fiduciary or any other capacity of the Company or as a member of the Pension Committee or Board of Directors shall be liable to any Participant, former Participant, Surviving Spouse, beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan or any other forfeiture or nonpayment of any benefits under the Plan.

6.11                        No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

6.12                        Administration.  The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof except for those duties and authority which are reserved to the Pension Committee.

6.13                        Compliance with Section 409A.  This Plan is intended to comply with Section 409A, and as such will be interpreted in a manner consistent with the provisions set forth therein.  With respect to any “deferred compensation” within the meaning of Section 409A that is payable or commences to be payable under this Plan solely by reason of the Participant’s termination of employment, such amount shall be payable or commence to be payable as soon as, and no later than, the date on which the Participant experiences a “separation from service” as defined in Section 409A, subject to the six-month delay described below, if applicable.

If the Participant is a “Specified Employee” within the meaning of Section 409A at the time his or her employment terminates and any amount payable to the Employee by virtue of his or her separation from service constitutes “deferred compensation” within the meaning of Section 409A, any such amounts that otherwise would be payable during the first six months following separation from service shall be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month.  Amounts exempt from Section 409A shall not be so delayed.

IN WITNESS WHEREOF, Amphenol has caused this amended and restated Plan to be executed this          day of December, 2008.

AMPHENOL CORPORATION

By:

Name:

Its: